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                                                                 Exhibit 99.4(a)

                          STANDARD INSURANCE COMPANY


                           RETIREMENT PLANS DIVISION



                        GROUP VARIABLE ANNUITY CONTRACT
                                   ALLOCATED

                                      No.

                                      for

                   ABC Corporation ___________________ Plan
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                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
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ARTICLE I  INTENT AND PURPOSE.........................................    1

ARTICLE II  DEFINITIONS...............................................    3

A.  Specific Definitions..............................................    3
B.  Interpretations...................................................    5

ARTICLE III  DEPOSITS.................................................    6

A.  Description of Deposits...........................................    6
B.  Application of Deposits...........................................    6
C.  Allocation and Crediting of Deposits..............................    6
D.  The Variable Account Subaccounts..................................    7
E.  The Fixed Account.................................................    9

ARTICLE IV  BENEFITS, WITHDRAWALS AND TRANSFERS.......................   10

A.  Benefit Withdrawals...............................................   10
B.  Contractowner Withdrawals.........................................   10
C.  Right to Defer a Payment, Transfer or Withdrawal..................   11
D.  Limitation of Liability...........................................   11
E.  Transfers.........................................................   12
F.  General...........................................................   12

ARTICLE V  DEATH BENEFITS.............................................   13

A.  Amount............................................................   13
B.  Beneficiary.......................................................   13
C.  Payment...........................................................   13

ARTICLE VI  RIGHT TO PURCHASE ANNUITIES...............................   14

A.  Definition........................................................   14
B.  Purchase of Annuities.............................................   14
C.  Premium Rates.....................................................   15
D.  Annuity Payments..................................................   15
E.  Supplementary Contracts...........................................   15
F.  Calculation of Annuity Payouts....................................   15
G.  General...........................................................   16

ARTICLE VII  FEES.....................................................   17

A.  Insurance and Financial Service Fee...............................   17
B.  Asset Credit......................................................   17
C.  Administrative Charge.............................................   17
D.  Withdrawal Charge.................................................   18
E.  Transfer Fee......................................................   19
F.  Premium Taxes.....................................................   19
G.  Reduction in Charges for Certain Groups...........................   19

ARTICLE VIII  TERMINATION OF THIS CONTRACT............................   20

A.  Initiation of Termination.........................................   20
B.  Effect of Termination.............................................   20
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ARTICLE IX  GENERAL CONDITIONS........................................   22

A.  Your Responsibilities.............................................   22
B.  Assignment........................................................   22
C.  Non-Waiver........................................................   22
D.  Data Supplied By You..............................................   22
E.  Entire Contract...................................................   23
F.  Amendment.........................................................   23
G.  Modification......................................................   23
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

                                   ARTICLE I
                              INTENT AND PURPOSE


This Group Annuity Contract is intended to provide you with financial services designed to receive and accumulate your funds for the prospective purchase of annuities and payment of benefits according to the terms of your Plan.

This Contract is issued in consideration of the application of the Contractowner and of the payment of Deposits as provided in this Contract.

This Contract is delivered in the jurisdiction of and is governed by the laws of (State/ Commonwealth of Contractowner).



                     Signed for Standard Insurance Company
                                 P. O. Box 711
                              Portland, OR  97207

_______________________,President          _________________________ Secretary



                                   Allocated
         Group Deferred Variable Annuity or Variable and Fixed Annuity
                               Periodic Premium
                               Nonparticipating


ALL VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

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                            CONTRACT SPECIFICATIONS


Contract Number: [Specimen]

Contractowner:  [The Trustees of A.B.C. Company Pension Trust]

Effective Date:  July 1, 2000

Employer: [A.B.C. Company]

Plan:  [A.B.C. Company Pension Plan]

Variable Account:  [Separate Account C of Standard Insurance Company]

This is a group annuity Contract. This Contract may be used to fund all or part of the Plan's obligation to the Participants.

The provisions of the Plan control the operation of the Plan. The provisions of the Contract control the operation of the Contract.

We are not a party to the Plan. The Plan is mentioned merely for reference purposes. Except for the obligations provided under this Contract, we have no liability under the Plan. We are under no obligation under or by reason of issuance of this Contract either (a) to determine whether any payment, distribution or transfer under this Contract complies with the provisions, terms and conditions of the Plan or with applicable law, or (b) to administer the Plan.

This Contract can be issued in connection with a Plan that meets the requirements of Sections 401(a), 403(a), 403(b), 414(d) or 457 of the Code or with a nonqualified deferred compensation arrangement. We may require evidence of qualification of the Plan, if applicable.

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                                  ARTICLE II
                                  DEFINITIONS


A.   Specific Definitions

     1. Account Value - Value held under this Contract. The value may be maintained in either the Fixed Account, the Variable Account or both, depending on allocations.

     2. Accumulation Unit - A unit of measure used to calculate the variable Account Value during the accumulation period.

     3. Annual Date - The Contract Date and the same date of the same month each year thereafter.

     4. Annuitant and Contingent Annuitant - The persons upon whose lives the Annuity Payouts made after the Annuity Commencement Date will be based.

     5. Annuity Commencement Date -The date on which annuity payments are to start.

     6. Annuity Payout - An amount paid at regular intervals under one of several options available to the Annuitant and/or any other payee (but not including Payments from Account). This amount will be paid on a fixed basis only.

     7. Beneficiary - The individual or individuals to whom the death benefit is paid, if the Annuitant dies before the Annuity Commencement Date.

     8. Business Day - Any day that the New York Stock Exchange (NYSE) is open for trading except the day after Thanksgiving and December 24 or the first weekday preceding December 24 if December 24 is considered the Christmas holiday or falls on a weekend. Transactions are processed on Business Days only.

     9.   Code - The Internal Revenue Code of 1986, as amended.

     10. Company - Standard Insurance Company, also referred to as we, us, and our.

     11. Contract - This Standard Insurance Company Group Annuity Contract between you, the Contractowner, and us, Standard Insurance Company.

     12. Contract Date - The effective date of the Contract indicated on the signature page of this Contract.

     13. Contract Year - Each twelve-consecutive-month period beginning on an Annual Date.

     14. Contractowner - The party or parties named on the signature page of this Contract or, upon delivery of Written Notice to us at our Home Office in Portland, Oregon, and subject to Article IX, Section B, such party's or parties' successor in interest by reason of change of name, merger, consolidation, purchase of stock, or acquisition of substantially all of the assets of the Contractowner's business.

          Contractowner may be referred to as you and your.
                                              ---     ----

     15. Deposits - Amounts paid into the Contract (net of any deduction for premium taxes).

     16. Home Office Our address at: Standard Insurance Company, Retirement Plans Division, 1100 S.W. 6th Avenue (97204), P. O. Box 711 (97207),
          Portland, Oregon. However, the Home Office address for "deposits" in
          Article III differs slightly from this one. See Article III for the address to be used when sending us a Deposit.

     17. Investment Option - An option you have chosen to invest your Plan assets. An Investment Option is operative when you instruct us to deposit or transfer your assets to it. Each Subaccount of the Variable Account and each fixed account option, if any, is a separate Investment Option.

     18. Market Value Adjustment (MVA) A charge deducted from the amounts you withdraw or transfer from a fixed account Investment Option.

     19. Participant - A person defined as a participant in the Plan, who has enrolled under this Contract and on whose behalf Standard maintains an Account Value.

     20. Payments from Account - Periodic payments in an amount specified by a Participant or Beneficiary continuing until the Account Value is exhausted or until we are instructed to cease payments.

     21. Pending Allocation Account - A money market account used for deposits received without allocation instructions.

     22. Plan - The Plan or arrangement named in the Contract Specifications, which includes any employer based arrangement whether or not considered a plan under State or Federal law.

     23. Plan Administrator - The Plan sponsor, Plan trustee(s), Plan fiduciary, or a person or persons specifically designated by you to have the authority to control and manage the operation and administration of your Plan. The Standard is not the Plan Administrator.

     24. Portfolio - Any of the underlying portfolios of a mutual fund in which Deposits allocated to the Variable Account are indirectly invested.

     25. Subaccount - That portion of the Variable Account which invests in shares of a particular mutual fund portfolio. There is a separate Subaccount that corresponds to each Portfolio.

     26. Valuation Period - The period commencing at the close of trading on the NYSE on a Business Day and ending at the close of trading on the NYSE on the next succeeding Business Day.

     27. Variable Account - The segregated investment account into which Standard sets aside and invests the variable assets attributable to this variable annuity Contract.

     28. Written Notice Any notice required by this Contract. Written Notice required of you shall be delivered to us at our Home Office, unless we notify you otherwise.

          Alternatively, any Written Notice required of us by this Contract shall be sent to you at your last business address on our records. It is your responsibility to notify us in writing of any changes in your business address.

B.   Interpretations

     This Contract, and all words, terms and phrases used herein, shall be construed consistently with, and in compliance with, the Code and the Investment Company Act of 1940, to the extent such laws are applicable.

                                  ARTICLE III
                                   DEPOSITS


A.   Description Of Deposits

     Deposits shall be accepted periodically under the terms of this Contract. Deposits must be in the form of a check or electronic fund transfer in United States funds, unless we agree otherwise.

B.   Application Of Deposits

     1.   Home Office Address For Deposits Only. All Deposits must be sent to us
          -------------------------------------
          at: Standard Insurance Company, Retirement Plans Division, Unit 92, P.O. Box 4500, Portland, Oregon 97208-4500.

     2.   Processing Deposits: New Participants.  The initial Deposit for a new
          -------------------------------------
          Participant will be credited to the Participant's Account Value no later than two (2) Business Days after receipt (at the address just described), if the Deposit is received in good order (with all necessary information). If the Deposit cannot be applied as received, we will notify you and credit the Deposit to the Pending Allocation Account until we receive all necessary information.

     3.   Processing Deposits: Existing Participants. Once we have received your
          ------------------------------------------
          Deposit at the address just described and have validated your crediting and allocation instructions, we will apply your Deposits for existing Participants pursuant to those instructions as of the Business Day of receipt and validation. Deposits are processed on Business Days only. If a Deposit cannot be applied as received, we will credit the Deposit to the Pending Allocation Account until we receive all necessary information.

     4.   Pending Allocation Account. Deposits received will be held in a
          --------------------------
          Pending Allocation Account until applied, as described in Section C.3. below.

     5.   Refund Of Deposit. We shall refund a Deposit if the terms of your Plan
          -----------------
          or applicable state or federal law so require.

     6.   Limitation On Deposits. In order to preserve the financial integrity
          ----------------------
          of this Contract, we reserve the right to return amounts exceeding 5-million dollars received in any one calendar month.

C.   Allocation and Crediting of Deposits

     1. Account Value will be maintained by us on behalf of each Participant. At your request, Account Value will also be maintained by us for your use under this Contract.

     2. Deposits under this Contract must be allocated to the Variable Account Subaccounts and/or to the Fixed Account of this Contract.

     3.   Unallocable Deposits
          --------------------

          (a) If complete allocation instructions for any Deposit have not been received by us in order for us to perform our duties under this Contract, we will direct such Deposit to the Pending Allocation Account.

          (b) We will follow up with you monthly for a period of 90 days for allocation instructions for Account Values in the Pending Allocation Account.

          (c) Within two Business Days for an initial Deposit described in B.2. above, or otherwise as of the Business Day of receipt of complete allocation instructions, the Account Value in the Pending Allocation Account will be transferred to the Subaccounts or the Fixed Account, as instructed.

          (d) If allocation instructions are not received after the 90 day notice, we will refund the Deposits in the Pending Allocation Account, together with earnings thereon (unless applicable Code or ERISA requirements preclude return of the Deposits and/or the earnings) within 105 days of the date of receipt of the Deposit.

          (e) The Pending Allocation Account will only be used for the purpose mentioned in this Section III.C.3; you or Participants may not direct a portion of Deposits to this Subaccount. Deposits directed to the Pending Allocation Account will not be afforded the same rights as other Deposits under this Contract.

     4. If Deposits are stopped, the Account Values will remain in force as paid-up until termination pursuant to Article VIII. Deposits may resume at any time until we receive or give notice of termination of the Contract, the Participant's Annuity Commencement Date, a request to withdraw the entire Account Value or payment of any death benefit, whichever comes first.

     5. A Participant's Account Value may be allocated to a maximum of _____ Subaccounts, or to a maximum of _____ Subaccounts and the Fixed Account.

     6. At least once during each Contract Year, we will provide a report of the value of each Account Value, including Account Value maintained on behalf of each Participant and on behalf of the Contractowner.

D.  The Variable Account Subaccounts

     1. We reserve the right to eliminate the availability of the shares of any mutual fund or Portfolio and substitute the securities of a different investment company if the shares of a mutual fund or Portfolio are no longer available for investment, or, if in our judgment, any mutual fund or Portfolio should become inappropriate in view of the purposes of this Contract. We may add a Subaccount investing in a new mutual fund or Portfolio. We will give you written notice of the elimination or substitution of any mutual fund or Portfolio no later than 15 days after the substitution occurs. Any such eliminations, substitutions or additions will be subject to compliance with any applicable regulatory requirements.

     2. The value of a Subaccount on any Business Day is the number of Accumulation Units in the Subaccount multiplied by the value of an Accumulation Unit of the Subaccount at the end of the Valuation Period.

     3.   (a)  Accumulation Units.
               ------------------

               Deposits allocated to the Variable Account are converted into Accumulation Units. The number of Accumulation Units resulting from each Deposit is equal to the Deposit divided by the value of an Accumulation Unit for the Subaccount for the Valuation Period during which the Deposit is received at our Home Office. The Accumulation Unit value for each Subaccount was or will be arbitrarily established at the inception of the Subaccount. It may increase or decrease from Valuation Period to Valuation Period. The Accumulation Unit value for a Subaccount for any later Valuation Period is calculated by multiplying the value of that unit at the end of the prior valuation period by the Variable Subaccount's net investment factor for the Valuation Period. The value of a variable Accumulation Unit can go either up or down. The number of Accumulation Units credited to the Account Value will not be changed by any change in the dollar value of Accumulation Units in any Subaccount.

               The net investment factor is used to determine the value of accumulation and annuity unit values for the end of a Valuation Period.

          (b)  Net Investment Factor.
               ---------------------

               For any Subaccount of the Variable Account, the net investment factor for a Valuation Period, before the annuity commencement date, is (a) divided by (b), minus (c):

               Where (a) is:

               The net asset value per share held in the Subaccount, as of the end of the Valuation Period; plus or minus the per share amount of any dividend or capital gain distributions if the "ex-dividend" date occurs in the Valuation Period; plus or minus a per-share charge or credit as we may determine, as of the end of the Valuation Period, for taxes.

               Where (b) is:

               The net asset value per share held in the Subaccount as of the end of the last prior Valuation Period

               Where (c) is:

               The daily Insurance and Financial Services Fee (see Article VII.
               A. below) times the number of calendar days in the current Valuation Period.

     4. The assets of the Variable Account equal to its reserves and other liabilities will not be charged with the liabilities arising from any other part of our business.

     5. The Accumulation Unit value may increase or decrease the dollar value of benefits under the Contract.

E.   The Fixed Account

     1. The Fixed Account will be a liability against The Standard's general account.

     2. Interest will be credited daily on the Account Value in the Fixed Account at an effective annual rate of not less than three percent (3%). The interest rate for Deposits or transfers into the Fixed Account within a period will be declared in advance of the period.

     3. The interest rate for any Deposit or transfer will be guaranteed for periods of at least one year from the date the amount is credited to the Fixed Account. However, a guarantee period of less than one year may be established to conform the guarantee period to a standard cycle. After each guarantee period, the interest rate guarantee on such amount may change but will never be less than three percent (3%).

     4. A Market Value Adjustment (MVA) will be charged on any Contractowner Withdrawals. The amount of the MVA will be deducted from the gross amount to be disbursed.

     5. The MVA is defined as the amount of the disbursement times a market value factor, which is the lesser of 1.00 or the ratio of:

                              Current Bond Price
                              ------------------
                            Par Value of that Bond

          Current Bond Price equals the price of a bond:

          a.  issued with a maturity of 5 years;
          b. bearing interest at the weighted average of the declared interest rates in effect as of the termination date; and
          c. calculated to yield the Merrill Lynch Baa Intermediate Industrial Average for the week in which the notice of termination or withdrawal is received. If that Average ceases to be published, we will select a comparable survey.

     6. The amount payable shall never be less than the principal in the Fixed Account accumulated at the annual interest rate required under applicable state minimum nonforfeiture laws.

                                  ARTICLE IV
                      BENEFITS, WITHDRAWALS AND TRANSFERS


A.   Benefit Withdrawals

     1.   Description. These are withdrawals other than Contractowner
          -----------
          Withdrawals which are made according to the terms of your Plan and this Contract for:

          (a) Participant-initiated withdrawals, including Payments from Account, for purposes of financial hardship, termination of employment, retirement, disability, or death, each as defined by the Plan.Participant-initiated withdrawals also include the cash-out of the present value of a Participant's account balance if it is less than the amount specified in the Plan for payment without Participant consent.

          (b) Participant-directed transfers of his assets among Investment Options, if applicable;

          (c)  Loans to Participants, if applicable; and

          (d)  Annuity purchases; and

          (e)  Payments pursuant to a Qualified Domestic Relations Order (QDRO).

          Benefit Withdrawals are not subject to a Withdrawal Charge, and are not subject to a Market Value Adjustment.

     2.   Reasonable Proof Required. We may require reasonable proof that
          -------------------------
          Benefit Withdrawals are being made consistent with the terms of the Plan and this Contract.

     3.   Valid Instructions Required. We require valid instructions regarding
          ---------------------------
          the Investment Options from which the Benefit Withdrawals are to be deducted.

     4.   Benefit Withdrawals Upon Contract Termination. We reserve the right to
          ---------------------------------------------
          discontinue Benefit Withdrawals from the date of the termination notice.

B.   Contractowner Withdrawals

     1.   Description. Contractowner Withdrawals include any withdrawals you
          -----------
          make that are not defined as Benefit Withdrawals. Contractowner withdrawals may be subject to a Withdrawal Charge and/or a Market Value Adjustment.

     2.   Certain Participant-Initiated Withdrawals And Transfers.  Participant-
          -------------------------------------------------------
          initiated withdrawals or transfer requests directly or indirectly arising out of corporate acts such as spin-offs, divestitures, corporate relocations, layoffs, retirement incentive programs, partial or total Plan terminations, or the liberalization of Plan withdrawal or transfer rules, are all Contractowner Withdrawals. Such payments are not treated as Benefit Withdrawals.

     3.   Valid Instructions Required. Before any Contractowner Withdrawal is
          ---------------------------
          made, we will need valid instructions from you regarding the Investment Options from which the Contractowner Withdrawals are to be deducted.

     4.   Market Value Adjustment. You may withdraw all or a part of your assets
          -----------------------
          from the Investment Options. A Market Value Adjustment may apply to withdrawals from the Fixed Account.

C.   Right To Defer A Payment, Transfer, Or Withdrawal

     1. Any cash payment generally will be mailed from our Home Office within 7 days after the date of withdrawal, and transfers generally will be effected as of the date a proper request is received at our Home Office.

     2. We may defer payments and transfers from the Variable Account as permitted by the Investment Company Act of 1940 and regulations and interpretations thereunder, as in effect at the time a request for withdrawal or transfer is received.

     3. We reserve the right to defer any payment or transfer from the Fixed Account for a period not to exceed 6 months after a request is received.

     4. Transfers (and withdrawals) from the Fixed Account may be subject to a Market Value Adjustment and/or delayed for up to six (6) months.

D.   Limitation Of Liability

     1.   General Liability.
          -----------------

          (a)  Limited To Assets In Investment Option(s). Our general liability
               -----------------------------------------
               to you at any time shall be limited to the sum of the balances then credited to your applicable Investment Option(s) at that time,

               1.    plus any earnings accrued, but not yet credited;

               2. less any fees which have accrued, but have not yet been paid directly to us;

               3. minus any Market Value Adjustment, if applicable, under the terms of the Investment Fund in which you have assets; and

               4.    minus any applicable Withdrawal Charge.

          (b)  Limit On Payment. At no time shall we make payments to you under
               ----------------
               this Contract in excess of this limit.

     2.   Sufficiency Of Funds.  We will not be responsible for the lack of
          --------------------
sufficient funds under this Contract to provide benefits or otherwise meet any funding requirements for your Plan under applicable law.

E.   Transfers

     1. A transfer of Account Value may be directed from one Subaccount to another Subaccount or to the Fixed Account. A transfer of Account Value may be directed from the Fixed Account to one or more Subaccounts, subject to the limitations described below. A transfer request shall be by telephone or electronic communication unless we have agreed to accept a request in writing. Amounts transferred to the Subaccount(s) will purchase Accumulation Units as described above.

     2. There currently is no charge for a transfer. However, we reserve the right to impose a charge in the future for any transfers. We reserve the right to restrict or eliminate the transfer privileges at any time, in any way.

     3. A transfer among Subaccounts will result in the purchase of Accumulation Units in one Subaccount and the redemption of Accumulation Units in the other Subaccount. Such a transfer will be effected at Accumulation Unit values calculated at the end of the Valuation Period during which the transfer request is received in good order at our Home Office.

     4. Transfers after the Annuity Commencement Date are not permitted. Transfers are permitted, however, after Payments from Account commence.

     5. Transfers (and withdrawals) from the Fixed Account may be subject to a Market Value Adjustment and/or delayed for up to six (6) months.

F.   General

     1. All withdrawal requests must be submitted to us in writing or, if you and we agree, by telephone or electronic communication. A withdrawal request for a Participant must be authorized by you, unless the Plan is not subject to ERISA and you and we agree that the withdrawal may be authorized only by the Participant.

     2. Withdrawals will be effected at Accumulation Unit values calculated at the end of the Business Day during which we receive written request at our Home Office in good order.

     3. Withdrawals will reduce the applicable Account Value by the amount of the withdrawal, and by the amount of any applicable Withdrawal Charge and any applicable Market Value Adjustment..

     4. We reserve the right to require proof of the event giving rise to any withdrawal and/or transfer under this Contract.

                                   ARTICLE V
                                DEATH BENEFITS


A.   Amount

     1. If a Participant dies prior to the Annuity Commencement Date, upon receipt of proof of death and required claim forms we will pay the Beneficiary, if one is living, a death benefit equal to the Participant's Account Value less any outstanding loan balance.

     2. We will calculate the death benefit as of the end of the Valuation Period during which we have received both proof of death and the election of a form of benefit.

B.   Beneficiary

     1. A Participant may designate a Beneficiary during the life of the Participant. Unless otherwise stated in the Beneficiary designation, if there is more than one Beneficiary, they are presumed to share equally.

     2. The Participant may change any Beneficiary unless otherwise provided in the previous designation. A change of Beneficiary will revoke any previous designation. A change may be made by filing a written request, in a form acceptable to us, at our Home Office. The change will become effective upon receipt of the written request by us at our Home Office.

     3. Unless otherwise provided in the Beneficiary designation, if any Beneficiary dies before the Participant, that Beneficiary's interest will go to any other Beneficiaries named, according to their respective interests. If there are no Beneficiaries, the Beneficiary's interest will pass to a contingent Beneficiary(s), if any. If no Beneficiary or contingent Beneficiary survives the Participant, the death benefit will be paid in one lump sum to the Participant's estate.

C.   Payment

     1. Proof of death will be a certificate of death, a copy of a certified decree of a court of competent jurisdiction as to the finding of death, or any other proof satisfactory to us.

     2. All death benefit payments will be subject to the laws and regulations governing death benefits.

     3. The death benefit may be paid in a lump sum or under a settlement option then available. If a lump sum settlement is elected, the proceeds from the Variable Account generally will be paid within 7 days of approval by us of the claim. This payment may be postponed as permitted by the Investment Company Act of 1940, as amended.

                                  ARTICLE VI
                          RIGHT TO PURCHASE ANNUITIES

A.   Definition

     Beginning with the Contract Date and until the date this Contract is subsequently terminated (pursuant to Article VIII), you shall have the right to purchase annuities as provided below. "Premium" means the purchase amount. For purposes of this Article VI, "annuity" does not include Payments from Account.

     To purchase annuities, you may do so by sending us a request for an annuity form which is (1) acceptable to us; (2) provided for under the terms of your Plan; and (3) authorized by the Plan Administrator. A description of those annuities that we typically provide is set forth in Schedule A below. We may provide other forms required by the Plan or requested by you and which are acceptable to us.

B.   Purchase Of Annuities

     1.   Necessary Information. In advance of the purchase of an annuity, you
          ---------------------
          must provide us with the following information:

          (a)    The Participant;

          (b)    The purchase date;

          (c)    The form of annuity desired;

          (d)    The Annuity Commencement Date;

          (e) The amount of payment or Premium (if other than the Participant's Account Value);

          (f) The full name of the Annuitant, address, gender, social security number, and proof of birth date in a form satisfactory to us (e.g., birth certificate or baptismal record);

          (g) If applicable, the full name of the Beneficiary, relationship to the Annuitant, address, gender, and social security number;

          (h) If applicable, the full name of the Contingent Annuitant, relationship to the Annuitant, address, gender, social security number, and proof of birth date in a form satisfactory to us (e.g., birth certificate or baptismal record);

          (i) The mode of payment (e.g., monthly, quarterly, or annually) which produces a payment of at least $100;

          (j) Your valid instructions regarding the Investment Option(s) from which the Premium is to be deducted.

     2.   Sufficiency Of Payment
          ----------------------

          (a)  Insufficient Funds. No annuity will be purchased if your funds or
               ------------------
               the Participant's Account Value under this Contract are insufficient.

          (b)  No Responsibility. We shall not be responsible for the lack of
               -----------------
               sufficient funds held under this Contract to purchase an annuity.

C.   Premium Rates

     1.   Guaranteed Rates.  Subject to subsection C.3. below, the annuity
          ----------------
          purchase rates are guaranteed to be at least as favorable as the amounts shown in the Table of Guaranteed Maximum Rates attached to this Contract as Schedule A.

     2.   Current Rates.  If, at the time of selection, we offer annuities on a
          -------------
          more favorable basis than that guaranteed in the Contract, the more favorable rate shall apply.

     3.   Modification Of Schedule A. We reserve the right to modify Schedule A
          --------------------------
          as it applies to the benefits of Participants who enter the Plan after sixty (60) days Written Notice to you of modification of the purchase rates.

D.   Annuity Payments

     1.   Cash-out. At our option, we may choose to pay the Account Value in
          --------
          cash if the annuity payout would be less than $100 annually.

     2.   Correction Of Payments. Once annuity payments have begun and we later
          ----------------------
          discover that the age or gender of an Annuitant or Contingent Annuitant has been misstated, the payment shall be adjusted based on the correct age and gender from the date payments began. If we underpaid, we will pay the underpaid amount in full with the next annuity payment. If we overpaid, we shall deduct the overpayments from future annuity payments until we are repaid in full.

E.   Supplementary Contracts

     In any case where we provide an annuity under this Contract, we will issue a Supplementary Contract to the named Annuitant describing the terms and conditions of the relationship created between the Annuitant and our Company, including any guarantees we undertake.

F.   Calculation of Annuity Payouts

     The amount of Annuity Payouts will depend on the age and sex (except in cases where unisex rates are required) of the Annuitant as of the Annuity Commencement Date. A choice may be made to receive payouts once each month, four times each year, twice each year or once each year. The Account Value used to effect Annuity Payouts will be calculated as of the Annuity Commencement Date.

     After the Annuity Commencement Date, the Annuity Payout option can not be changed.

     We guarantee that the dollar amount of each installment after the first will not be affected by variations in mortality experience from mortality assumptions on which the first installment is based.

G.   General

     If the annuity option chosen results in Annuity Payouts of less than $25 per month, the frequency will be changed so that Annuity Payouts will be at least $25.

     No annuity option may be assigned or attached, except, if applicable, those benefits assigned or attached by a Qualified Domestic Relations Order under
     Section 414(p) of the Code, or pursuant to a Federal Tax Levy under Section 6331 of the Code.

     If we receive proof that a person receiving Annuity Payouts under this Contract is legally or mentally incompetent, the Annuity Payouts may be made to any person deemed a legal representative by a court of competent jurisdiction or as otherwise provided by applicable state law.

     The Annuitant may name the Beneficiary or Contingent Annuitant for any purchased annuity option. The Annuitant may change the Beneficiary at any time without the consent of the previous Beneficiary unless the previous designation provides otherwise. However, if the Annuitant is married, the Annuitant's spouse must agree in writing to another person being named Beneficiary or Contingent Annuitant if required by the Plan or applicable law. The change is effective when written notice is received by us. The annuity option or the Contingent Annuitant may not be changed. The Beneficiary or the Contingent Annuitant does not have the right to name the Beneficiary.

     If the Annuitant dies and there is no named Beneficiary living at the time of the Annuitant's death, the Annuitant's estate will be paid any remaining guaranteed Annuity Payouts, under a period certain annuity option, in one lump sum. If the named Beneficiary is receiving guaranteed Annuity Payouts and dies, the remaining Annuity Payouts will be paid in one lump sum to the contingent Beneficiary if living at the time of the Beneficiary's death. Payment will otherwise be made to the Beneficiary's estate.

     We may, at any time, require proof that any payee under this Contract is living when payout is contingent upon survival of that payee.

                                  ARTICLE VII
                                     FEES


A.   Insurance and Financial Service Fee

     1.   Description. The Insurance and Financial Service Fee, described below,
          -----------
          will be deducted from the Variable Account assets on a daily basis.

     2.   Amount. The Amount of the Insurance and Financial Service Fee shall be
          ------
          a percentage of the average daily net assets in the Variable Account attributable to this group Contract and will depend on the underlying Portfolios to which a Participant allocates his or her Deposits. The fee will reflect whether and to what extent the fund managers pay for certain administrative expenses or otherwise provide revenue to The Standard. The daily fee shall be at the following rates:



                 Portfolio            Annual Fee Rate   Daily Fee Rate

           American Century Funds      ___ ___.___%      ___ ___.___%
           T. Rowe Price Funds         ___ ___.___%      ___ ___.___%
           _____________________       ___ ___.___%      ___ ___.___%
           _____________________       ___ ___.___%      ___ ___.___%
           _____________________       ___ ___.___%      ___ ___.___%



     3.   Modification and Limit. We reserve the right to change the amount of
          ----------------------
          this fee. However, we must send you Written Notice at least sixty (60) days before the new fee goes into effect.

B.   Asset Credit

     Depending on the total amount in your group Contract, The Standard will add an asset credit to each Participant's account value on a quarterly basis in proportion to the amount of the Participant's account value in the Contract, as follows:

--------------------------------------------------------------------------------
                Group                  Annual Asset          Quarterly Asset
           Contract Assets             Credit Rate             Credit Rate
--------------------------------------------------------------------------------
          Up to $5.0 million              None                   None
--------------------------------------------------------------------------------
          $5.0 to $8.0 million            0.20%                  0.05%
--------------------------------------------------------------------------------
          $8.0 to $12.0 million           0.25%                  0.0625%
--------------------------------------------------------------------------------
          $12.0 million or more           0.30%                  0.0750%
--------------------------------------------------------------------------------

C.   Administrative Charge

     1.   Description. An Administrative Charge will be deducted from each
          -----------
          Participant Account on the last Business Day of each calendar quarter.

     2.   Amount. The amount of each Participant Account's quarterly
          ------
          Administrative Charge shall be$ ________________________.

     3.   Modification and Limit. We reserve the right to change the amount of
          ---------------------
          the quarterly Administrative Charge. However, we must send you Written Notice at least sixty (60) days before the new charge goes into effect. In any event, we guarantee that this charge will never exceed$____________________ per Participant Account per quarter for the first _________Contract Years.

     4.   Payment of Administrative Charge.
           --------------------------------

          (a) The quarterly Administrative Charge shall be deducted from each Participant Account by reducing the number of Accumulation Units credited to that Account during the accumulation period.

          (b) On the last Business Day of each calendar quarter, we will deduct the Administrative Charge from the Account Value maintained on behalf of each Participant and on behalf of the Contractowner on a pro rata basis based on the balances of such Account Values on such date in the Fixed Account and Variable Account. The full Administrative Charge will be deducted upon withdrawal of the entire Account Value.

          (c) If you choose to pay the Administrative Charge directly, you must give us Written Notice of your election. We will bill you at the end of each calendar quarter for an amount equal to the Administrative Charge times the number of Participants on whose behalf Account Values are maintained as of the last day of the calendar quarter plus the number of Participants that have withdrawn their entire Account Values within that calendar quarter. If the Administrative Charge is not paid within 30 days of receipt of the bill, the amount will be deducted from the Account Value or from the Annuity Payouts as described herein. However, if this automatic deduction of Fees occurs twice within any twenty-four (24) month period, we may begin deducting fees from the assets in your Investment Options.

D.   Withdrawal Charge

     1.   Description.  All amounts withdrawn from the Account Value shall be
          -----------
          subject to a Withdrawal Charge, except as described in Article IV. A. above.

     2.   Amount.  The Withdrawal Charge shall be a percentage of the amount
          ------
          withdrawn, based on the Contract Year, according to the following table:

            Contract Year    Withdrawal Charge Percentage
            -------------    ----------------------------

                 1                       3.0%
                 2                       2.0%
                 3                       1.0%
                 4                       1.0%
                 5                       0.0%


     3.   Exceptions.  The Withdrawal Charge shall be waived for Benefit
          ----------
          Withdrawals made under the circumstances described in Article IV.a. above.

E.   Transfer Fee

     We do not charge for transfers.

F.   Premium Taxes

     We may deduct the amount of any applicable premium taxes from Deposits or Account value when the tax is incurred or at a later date we choose.


G.   Reduction in Charges for Certain Groups

     We may reduce or waive the Insurance and Financial Services Fees, Administration Charge and Withdrawal Charges and/or vary the amount of the Asset Credit on Contracts that have been sold:

     1. when sales of the Contract may result in savings of sales or administrative expenses;

     2. where purchase payments are paid through an approved group payment method; and

     3. where the size and type of the group or level of Deposits may result in savings of administrative or insurance expenses.

     We will not reduce or eliminate the Insurance and Financial Services Fee, quarterly administrative fee, or withdrawal charges where such reduction or elimination will unfairly discriminate against any person.

                                 ARTICLE VIII
                         TERMINATION OF THIS CONTRACT


A.   Initiation Of Termination

     1.   Initiated By You.
          ----------------

          (a)  Terminate At Any Time. You may terminate this Contract at any
               ---------------------
               time when you deliver Written Notice to us.

          (b)  Specify Effective Date. The Written Notice must specify a date on
               ----------------------
               which termination shall be effective. However, the date chosen for termination can not be earlier than thirty (30) days after we receive your Written Notice at our Home Office, unless we agree otherwise.

     2.   Initiated By Us.
          ---------------

          (a)  Reasons For Termination. We may terminate this Contract at any
               -----------------------
               time after we send you Written Notice. We may terminate the Contract for reasonable cause, which may include but is not limited to any of the following circumstances:

               1. if we believe you are not abiding by state and federal law in connection with this Contract or the Plan;

               2. if you have not rendered the performance necessary to comply with the terms of this Contract;

               3. if the balance in all of your Investment Options has fallen below $25,000;

               4.   if the Internal Revenue Service disqualifies your Plan; or

               5. if your Plan has not been adopted within a reasonable period of time.

          (b)  Effective Date Of Termination. Our Written Notice of termination
               -----------------------------
               to you shall specify an effective date. The date chosen shall be no sooner than thirty (30) days after the date you receive Written Notice. We will allow you a reasonable period to remedy the reason for termination.

B.   Effect of Termination

     1.   Deposits. On the effective date this Contract is to terminate, we will
          --------
          no longer accept Deposits as described in Article III.

     2.   Earnings. We shall adjust your Investment Options for earnings, gains,
          --------
          and losses according to the terms of the appropriate Investment Options and continue to make such adjustments for as long as those assets remain in our Investment Options.

     3.   Fees.
          ----

          (a)  Continuation Of Fees. We shall continue to charge Fees
               --------------------
               periodically according to the terms of Article VII until the balance in your Investment Options is reduced to zero. We will bill you for any remaining Fees.

          (b)  Pro-rating Fees. If the final disposition of funds occurs on a
               ---------------
               date other than at the end of a calendar quarter, periodic Fees shall be prorated for the portion of the calendar quarter that has expired.

          (c)  Deduction Of Fees. If all accrued Fees are not paid on or before
               -----------------
               the date of the final disposition of funds, we shall deduct any outstanding balance from your assets.

     4.   Disposition Of Funds. You shall direct us pursuant to a Written Notice
          --------------------
          how to dispose of your funds in either (a) a single payment, (b) installment payments, or (c) a distribution of the benefits as provided below. Absent your direction, the funds may be paid in a single payment.

          (a)  Single Payments. Assets may be paid in a single payment subject
               ---------------
               to the terms set forth in each of your Investment Options;

          (b)  Installment Payments. Funds may be distributed in installments;
               --------------------

          (c)  Distribution Of Benefits. The disposition of funds by
               ------------------------
               distribution of annuities or benefits shall be as agreed between you and Standard.

          (d) Any disposition of funds may be subject to a Market Value Adjustment and a Withdrawal Charge.

     5.   Certification. Prior to distribution, we may require a Written Notice
          -------------
          from you or the Plan Administrator certifying that the withdrawals you make will continue to be applied for the exclusive benefit of Participants and their beneficiaries under the terms of your Plan.

     6.   Documentation. If you withdraw funds for payment to another party or
          -------------
          institution (other than yourself), we may require reasonably necessary documentation prior to such withdrawals.

     7.   Refusal To Transfer. Notwithstanding any other provision of this
          -------------------
          Contract, we may refuse to transfer funds if, in our opinion, based on all the facts and circumstances known to us at the time, the transfer may subject us to liability under applicable state or federal law.

                                  ARTICLE IX
                              GENERAL CONDITIONS




A.   Your Responsibilities

     1.   Authority To Control And Manage. You (or person(s) you nominate) are
          -------------------------------
          the Plan Administrator who has the authority to control and manage the operation and administration of the Plan and Plan assets. We do not assume this responsibility.

     2.   Retain Legal And Accounting Advice. You must obtain your own legal and
          ----------------------------------
          accounting advice concerning your Plan.

     3.   Meeting Legal Deadlines. You are responsible for meeting all filing
          -----------------------
          deadlines with the IRS and the Department of Labor. This also includes securing and maintaining the qualified status of your Plan, if applicable. We are not responsible for payment of any damages, fines, or penalties for the acts or omissions of the Plan Administrator.

 B.  Assignment

     1.   Assignment, Pledge, Or Transfer. You can assign, pledge, or transfer
          -------------------------------
          ownership of this Contract, but only if we have given you prior consent pursuant to a Written Notice and only if the assignment, pledge, or transfer complies with applicable state and federal law.

     2.   Commutation, Anticipation, or Encumbrance. Any payments or benefits
          ----------------------------------------
          provided for by this Contract shall not be subject to commutation, anticipation, encumbrance, or alienation by any person, individual, or institution entitled to such payments or benefits unless it complies with applicable state and federal law and we have given you consent pursuant to a Written Notice prior to that transaction.

     3.   Seizure By Operation Of Law. Furthermore, no payment or benefit
          ---------------------------
          provided for by this Contract shall be seized, taken, appropriated, or applied by any legal or equitable process or operation of law to pay any debt or liability of any person entitled to such payments or benefits, except to the extent provided by applicable law and only if we have consented in a prior Written Notice.

C.   Non-Waiver

     Our failure to enforce any provision of this Contract at any time shall not affect our right, by doctrine of waiver, estoppel, or otherwise, to enforce that provision or any other provision at any other time.

D.   Data Supplied By You

     You shall furnish any information that we may reasonably require in order to administer this Contract. We will be permitted to rely conclusively upon any statement by you or information you provide. All statements that you make will, in the absence of fraud, be deemed representations and not warranties.

 E.  Entire Contract

     This Group Annuity Contract, the attached Schedules and Riders, and the Contract Application, constitute the entire Contract between you, the Contractowner, and our Company. We are responsible for performing only those duties, obligations, and responsibilities specifically described in this Contract.

F.   Amendment

     1.   Description.  You and our Company may amend this Contract by mutual
          -----------
          agreement. Such an Amendment must be signed by your authorized representative and our President or one of our Vice Presidents.

          This Contract may be amended without the consent of any employee, Participant, or beneficiary of the Plan.

     2.   Authority To Sign. No other person has the authority to sign a
          -----------------
          Contract, amend this Contract, or waive any provision of this Contract on our behalf.

G.   Modification

     1.   Modifications To Comply With Applicable Law. We may unilaterally
          -------------------------------------------
          modify any provision of this Contract without your consent in order to comply with applicable laws or regulations. However, we shall give you Written Notice of any such compliance changes.

     2.   Modifications We Propose.  We may propose other modifications to the
          ------------------------
          Contract which will be effective no sooner than sixty (60) days after we have given you Written Notice. You may reject our proposed modification by giving us Written Notice before it becomes effective.

                                  SCHEDULE A

             GUARANTEED MAXIMUM RATE TO PURCHASE $1.00 OF MONTHLY
                              RETIREMENT BENEFIT

  Rates determined as if both the Primary Annuitant and Spouse were Age 65. *

Form of Payment*
---------------

                             2000         2001       2002         2003
                             ----         ----       ----         ----
Life Annuity                $186.91      $187.18    $187.45      $187.72

60 Months Certain
and Life Annuity            $188.13      $188.39    $188.66      $188.92

120 Months Certain
and Life Annuity            $192.06      $192.31    $192.55      $192.79

180 Months Certain
and Life Annuity            $199.02      $199.22    $199.43      $199.63

Joint and Survivor
Annuity with 100%
to Surviving Spouse         $213.53      $213.89    $214.24      $214.59

Joint and Survivor
Annuity with 66
2/3%                        $201.51      $201.88    $202.26      $202.63
to Surviving Spouse

Guaranteed Maximum Rates are based on the 1994 Group Annuity Mortality Table with projection factors and an interest rate of 3%. Single life rates use 100% female mortality. Joint life factors are blended 50% male and 50% female with a pivot age of 65. Joint mortality improvement factors are an arithmetic average of 50% male and 50% female. Rates for subsequent years will be provided on request.

These rates are guaranteed for the duration of this Contract for the benefits of current Plan Participants. We reserve the right to change the Guaranteed Maximum Rates for the benefits of Participants who enter the Plan after we give sixty
(60) days Written Notice of the change.

Description of the Annuities:
----------------------------

(1)  Life Annuity - Monthly income payable for the life of the annuitant only,
     ------------
     with no payments after the annuitant's death.

(2)  Certain and Life Annuity - Monthly income payable for the life of the
     ------------------------
     annuitant with the provision that if the annuitant should die after commencement of payments, but before the end of a certain period of 60, 120, or 180 months, as elected, payments will be continued for the remainder of certain period to a designated beneficiary; PROVIDED, however, that the certain period election shall not extend beyond any applicable limit imposed by law.

(3)  Joint and Survivor Annuity - Monthly income payable for the life of the
     --------------------------
     annuitant, and thereafter for the life of a designated contingent annuitant. Monthly payments to the contingent annuitant may be: the same amount as, one-half of, or two-thirds of the monthly payments to the annuitant, as you specify.

* We will determine rates for other ages or forms of payment on the same actuarial basis as those rates shown above.